Exhibit 99.1

FOR IMMEDIATE RELEASE

January 23, 2009

Interline Brands, Inc. Announces Business Update and $16 Million of Additional Annualized Cost Actions

Summary of Actions:
  Implementing workforce reduction
  Consolidating 10 additional distribution centers over the next six months
  Enacting further expense reduction actions across the entire business

JACKSONVILLE, Fla. - January 23, 2009 - Interline Brands, Inc. (NYSE: IBI) ("Interline" or the "Company"), a leading distributor and direct marketer of maintenance, repair and operations products, today announced an update on business performance for the fourth quarter of 2008 and a comprehensive plan focused on additional expense reduction and efficiency gains across its operating platform.

Based on unaudited results, the Company anticipates reporting net sales for its fourth quarter ended December 26, 2008 of approximately $277 million, and gross profit in the range of $101 to $103 million. Additionally, the Company expects to report a strong cash position of over $60 million as of December 26, 2008.

Commenting on current business conditions, Interline Chairman and Chief Executive Officer Michael Grebe said, "Our core end-markets were adversely impacted by macroeconomic headwinds that intensified throughout the quarter. Accordingly, we will not meet our previously issued earnings per share range of $0.30 to $0.35 for the fourth quarter of 2008. However, we have been through difficult times before and will continue to prudently manage the business by adjusting our cost structure and maximizing cash flow generation. We have a strong cash balance, and we are well on track to meet the high end of our previously stated goal of generating $30 to $40 million in free cash flow over the six-month period ending March 2009."

In response to the challenging environment, the Company today announced the implementation of several cost actions, including the elimination of 85 full-time positions. As a result of the workforce reduction and other expense control actions, the Company expects to generate annualized savings of approximately $12 million. In the first quarter of 2009, Interline expects to record one-time severance charges totaling approximately $1.0 million resulting from these actions.

"The decision to downsize is never easy to make, and we thank our affected employees for their many important contributions. However, these actions are necessary to ensure that our cost structure aligns with current and expected market dynamics," added Grebe.

In an effort to further improve the long-term efficiency of its operating platform, Interline also announced that it will accelerate the streamlining of its distribution and logistics network by consolidating 10 distribution centers over the next six months. These consolidations are in addition to those included in Project 20/20, the Company's previously announced cost-savings and efficiency plan. Interline expects to realize annualized savings of approximately $4 million as a result of these consolidations, and will record one-time severance and other charges totaling approximately $1.0 million in the first half of 2009. The Company will continue to review its distribution footprint for optimal efficiency and scale.

Grebe continued, "With these consolidations, we have a great opportunity to reduce our fixed cost structure and to improve our scale. As important, we will continue to provide excellent customer service because we are not exiting any geographic markets. Streamlining our distribution network is the right decision regardless of present market conditions, and we are very excited by the prospect of establishing a more profitable operating platform. We will execute this plan in an orderly fashion, taking into consideration seasonality of demand and other market dynamics, and by timing the consolidations with lease expirations to minimize associated costs."

Grebe concluded, "I am confident the actions announced today reinforce our continued focus on prudent expense controls and underscore our ongoing commitment to operational excellence. I look forward to discussing more of the specifics of today's announced actions, as well as our full fourth quarter 2008 results, on our quarterly conference call next month."

Conference Call

The Company expects to release fourth quarter and full year 2008 results on February 19, 2009 and host a conference call on February 20, 2009, at 9 a.m. Eastern Time.

About Interline

Interline Brands, Inc. is a leading national distributor and direct marketer with headquarters in Jacksonville, Florida. Interline provides maintenance, repair and operations (MRO) products to a diversified customer base made up of professional contractors, facilities maintenance professionals, and specialty distributors across North America and Central America.

Non-GAAP Financial Information

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles ("GAAP"). Free Cash Flow is a non-GAAP financial measure. The Company defines Free Cash Flow as Net cash provided by operating activities, as defined under Generally Accepted Accounting Principles, less capital expenditures. Management believes that Free Cash Flow is an important measure of its liquidity and therefore its ability to reduce debt and make strategic investments after considering the capital expenditures necessary to operate the business. The Company uses Free Cash Flow in the evaluation of the Company's business performance. A limitation of this measure, however, is that it does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates its investments and acquisitions through other return on capital measures.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. The Company has tried, whenever possible, to identify these forward-looking statements by using words such as "projects," "anticipates," "believes," "estimates," "expects," "plans," "intends," and similar expressions. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. The risks and uncertainties involving forward-looking statements include, for example, economic slowdowns, general market conditions, credit market contractions, consumer spending and debt levels, adverse changes in trends in the home improvement and remodeling and home building markets, the failure to realize expected benefits from the AmSan acquisition, material facilities systems disruptions and shutdowns, the failure to locate, acquire and integrate acquisition candidates, commodity price risk, foreign currency exchange risk, interest rate risk, the dependence on key employees and other risks described in the Company's Quarterly Report on Form 10-Q for the period ended September 26, 2008 and in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2007. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time. The Company does not currently intend, however, to update the information provided today prior to its next earnings release.

CONTACT: Tom Tossavainen

PHONE: (904) 421-1441

SOURCE: Interline Brands, Inc.